As filed with the Securities and Exchange Commission on February 17, 2004

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Jacuzzi Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3568449 (I.R.S. Employer Identification No.)

777 S. Flagler Drive, Suite 1100 West West Palm Beach, FL (Address of registrant’s Principal Executive Offices)	33401 (Zip Code)

Jacuzzi Brands, Inc.
2004 Stock Incentive Plan
(Full Title of the Plan)

Steven C. Barre
Senior Vice President, General Counsel and Secretary
777 S. Flagler Drive, Suite 1100
West Palm Beach, FL 33401
(Name and address of agent for service)

(561) 514-3838
(Telephone number, including area code, of agent for service)

Copies of all communications to:
Jonathan L. Awner, Esq.
Akerman Senterfitt
One S.E. 3rd Avenue, 28th Floor
Miami, Florida 33131-1704
(305) 374-5600

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Each Class of	Amount to	Maximum Offering	Aggregate Offering	Amount of
Securities to be Registered(1)	be Registered(2)	Price Per Share(3)	Price(3)	Registration Fee

Common Stock, par value $0.01 per share, and related preferred stock purchase rights	5,000,000 shares of common stock and related preferred stock purchase rights	$8.91	$44,550,000	$5,644.49

(1)	No separate consideration will be received for the preferred stock purchase rights, which initially will trade together with the common stock.

(2)	This registration statement relates to 5,000,000 shares of common stock that may be issued pursuant to awards granted under the registrant’s 2004 Stock Incentive Plan. With respect to such shares, 1,600,000 shares shall be reserved exclusively for the grant of stock options and stock appreciation rights, and 3,400,000 shares shall be reserved exclusively for the grant of restricted stock and other equity-based awards excluding stock options and stock appreciation rights. This registration statement shall also cover any additional shares of common stock which become issuable under the registrant’s 2004 Stock Incentive Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(h) on the basis of the average of the high and low prices of the stock as reported on the New York Stock Exchange on February 13, 2004.

PART I. Information Required in the Section 10(a) Prospectus

     The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in our 2004 Stock Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933. These documents are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference.

     We hereby incorporate by reference into this registration statement the following documents or portions thereof as indicated:

(a)	our Annual Report on Form 10-K for the fiscal year ended September 27, 2003;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended January 3, 2004;

(c)	all other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of fiscal year 2003 (except for information furnished pursuant to Item 9 or Item 12 of Form 8-K);

(d)	the description of our common stock contained in our Current Report on Form 8-K dated June 10, 1998; and

(e)	the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A dated October 15, 1998.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     We are incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding.

     Article XIV of our By-Laws provides for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Article VII of our Certificate of Incorporation contains such a provision and further provides that if Delaware law is amended thereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of ours shall be eliminated or limited to the fullest extent permitted by the Delaware law, as so amended.

     Our By-Laws authorize us to purchase insurance for our directors, officers and employees, and persons who serve at our request as directors, officers, members, employees, fiduciaries or agents of other enterprises against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power or the obligation to indemnify such persons against such liability under the By-Laws. We intend to maintain insurance coverage for our directors and officers under a directors and officer’s liability insurance policy as well as coverage to reimburse us for potential costs of our indemnification of directors and officers.

Item 7. Exemption form Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See “Exhibit Index” on page II-6 below.

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 17th day of February, 2004.

JACUZZI BRANDS, INC.

By: /s/ STEVEN C. BARRE

Steven C. Barre Senior Vice President, General Counsel and Secretary

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David H. Clarke and Steven C. Barre his or her true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in their capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ DAVID H. CLARKE David H. Clarke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 17, 2004

/s/ JEFFREY B. PARK Jeffrey B. Park	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	February 17, 2004

/s/ FRANCISCO V. PUÑAL Francisco V. Puñal	Vice President and Controller (Principal Accounting Officer)	February 17, 2004

Brian C. Beazer	Director

Veronica M. Hagen	Director

/s/ JOHN J. MCATEE, JR. John J. McAtee, Jr.	Director	February 17, 2004

SIGNATURE	TITLE	DATE

/s/ CLAUDIA E. MORF Claudia E. Morf	Director	February 17, 2004

Sir Harry Solomon	Director

/s/ ROYALL VICTOR III Royall Victor III	Director	February 17, 2004

/s/ THOMAS B. WALDIN Thomas B. Waldin	Director	February 17, 2004

/s/ ROBERT R. WOMACK Robert R. Womack	Director	February 17, 2004

EXHIBIT INDEX

EXHIBIT
NUMBER		DESCRIPTION

4.1	—	Form of Amended and Restated Certificate of Incorporation (incorporated by reference to Appendix B-1 to the Joint Proxy Statement/Prospectus included in our Registration Statement on Form S-4 (No. 333-47101)).

4.2	—	Amended and Restated Bylaws of our company (incorporated by reference to Exhibit 3(ii) to the Form 10-Q filed on February 16, 1999).

4.3	—	The description and terms of preferred stock purchase rights are set forth in a Rights Agreement between our company and the Chase Manhattan Bank, as Rights Agent (filed as Exhibit (1) to our Registration Statement on Form 8-A filed on October 16, 1998).

4.4	—	Jacuzzi Brands 2004 Stock Incentive Plan (incorporated by reference to Appendix B of our Proxy Statement on Schedule 14A relating to our 2004 Annual Meeting of Stockholders filed on January 6, 2004).

5.1	—	Opinion of Akerman Senterfitt.

23.1	—	Consent of Ernst & Young LLP.

23.2	—	Consent of Akerman Senterfitt (included in opinion filed as Exhibit 5.1).

24.1	—	Powers of Attorney (included as part of the signature page hereto).